EXHIBIT 23


 INDEPENDENT AUDITORS' CONSENT



 First Health Group Corp.:


 We consent to the incorporation by reference in the previously filed Registration Statements of First Health Group Corp. on Form S-8 (file numbers 333-67570, 333-67568, 333-67566, 333-57228, 333-57226, 333-68941,
 333-68943, 33-26640, and 33-62747) of our reports dated February 14, 2003
 (which expressed an unqualified opinion and included an explanatory paragraph as to the Company's change in its accounting for goodwill and intangible assets in 2002), appearing in this Annual Report on Form 10-K of First Health Group Corp. for the year ended December 31, 2002.


  Deloitte & Touche, LLP

  Chicago, Illinois
  March 25, 2003